Exhibit 21.1

LIST OF SUBSIDIARIES OF THE REGISTRANT

Pineapple Express, Inc.,
a Wyoming corporation

Subsidiaries	Jurisdiction
Pineapple Ventures, Inc.	California
THC Industries, LLC	California
Pineapple Express Consulting, Inc.	California
Pineapple Park, LLC	California